EXHIBIT 3.6


                              ARTICLES OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                      EARTHFIRST TECHNOLOGIES, INCORPORATED

         Pursuant to Sections 607.1003 and 607.1006 of the Florida Business Corporation Act,

         EarthFirst Technologies, Incorporated, a corporation organized and existing under the Florida Business Corporation Act (the "Corporation") hereby certifies that the following amendment was adopted by the Board of Directors of the Corporation pursuant to authority of the Board of Directors as set forth by
Section 607.0820 of the Florida Business Corporation Act, and accordingly, the Corporation adopts the following Articles of Amendment to the Corporation's Articles of Incorporation.

         Paragraph one of Article III - Capital Stock, relating solely to common stock, is deleted and the following paragraph is substituted in its place:

                  "This corporation is authorized to issue 250,000,000 (two hundred fifty million) shares of Common Stock having a par value of $0.0001 (one, ten-thousandth dollar) per share, which shares will be and hereby are designated as "Common Shares". Without action by the shareholders, any or all of the authorized shares may be issued by the Corporation from time to time for such consideration as may be fixed by the Board of Directors of this Corporation."

         All remaining Articles of Incorporation of EarthFirst Technologies, Incorporated remain unchanged.

         This Amendment has been duly adopted by the Board of Directors of the Corporation at a meeting of Directors held on December 20, 2000 in accordance with Section 607.0820 of the Florida Business Corporation Act.

         The holders of the majority of the outstanding shares of the Corporation's common stock have approved this Articles of Amendment to Articles of Incorporation by written consent of the holders of a majority of the Corporation's outstanding shares pursuant to the provisions of Section 607.0704 of the Florida Business Corporation Act.


Prepared by:
Michael T. Cronin, Esquire
911 Chestnut Street
Clearwater, FL  33756
727-461-1818
FL Bar No. 0469841

         The undersigned further certifies that the consent of the holders of the majority of the shares of the Corporation's common stock was sufficient for approval of these Articles of Amendment.

                                           EarthFirst Technologies, Incorporated

                                           By:  /s/ JOHN D. STANTON
                                               ---------------------------------
                                                  John D. Stanton
                                                  President

                                           Attest:  /s/ JOHN D. STANTON
                                                   -----------------------------
                                                   John D. Stanton
                                                   Secretary


STATE OF FLORIDA

COUNTY OF HILLSBOROUGH

         Before me, the undersigned authority, personally appeared John D. Stanton, as President and Secretary of EarthFirst Technologies, Incorporated, who is to me well known to be the person described in and who subscribed the above Amendment, and he did so freely and voluntarily acknowledge before me according to law that he made and subscribed the same for the uses and purposes therein mentioned and set forth.

         Dated this 28 day of FEBRUARY, 2001.

                                              /s/ EDITH M. SHUPTRINE
                                              --------------------------
                                              Notary Public

                                              My Commission Expires: 3-30-01

Prepared by:
Michael T. Cronin, Esquire
911 Chestnut Street
Clearwater, FL  33756
727-461-1818
FL Bar No. 0469841